SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 1)*


                            Concur Technologies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    20670810
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]      Rule 13d-1(b)

         [ ]      Rule 13d-1(c)

         [X]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 13 Pages

----------------------                                    ----------------------
CUSIP NO. 20670810                    13 G                  Page 2 of 13 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     US Venture Partners IV, L.P. ("USVP IV")
     Tax ID Number:    94-3193188
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
             NUMBER OF
              SHARES                    5    SOLE VOTING POWER
           BENEFICIALLY
           OWNED BY EACH                     0 Shares
             REPORTING
              PERSON
               WITH

                                       -----------------------------------------
                                        6    SHARED VOTING POWER

                                             See response to row 5
                                       -----------------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             0 Shares
                                       -----------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      0

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       0

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                             PN

--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP NO. 20670810                    13 G                  Page 3 of 13 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Second Ventures II, L.P. ("SV II")
     Tax ID Number:    94-3200353
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands
--------------------------------------------------------------------------------
             NUMBER OF
              SHARES                    5    SOLE VOTING POWER
           BENEFICIALLY
           OWNED BY EACH                     0 Shares
             REPORTING
              PERSON
               WITH

                                       -----------------------------------------
                                        6    SHARED VOTING POWER

                                             See response to row 5
                                       -----------------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             0 Shares
                                       -----------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             See response to row 7
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      0

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       0

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                             PN

--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP NO. 20670810                    13 G                  Page 4 of 13 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     USVP Entrepreneur Partners II, L.P. ("UEP II")
     Tax ID Number:    94-3203198
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
             NUMBER OF
              SHARES                    5    SOLE VOTING POWER
           BENEFICIALLY
           OWNED BY EACH                     0 Shares
             REPORTING
              PERSON
               WITH

                                       -----------------------------------------
                                        6    SHARED VOTING POWER

                                             See response to row 5
                                       -----------------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             0 Shares
                                       -----------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             See response to row 7
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      0

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       0

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                             PN

--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP NO. 20670810                    13 G                  Page 5 of 13 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Presidio Management Group IV, L.P. ("PMG IV")
     Tax ID Number:    94-3193187
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
             NUMBER OF
              SHARES                    5    SOLE VOTING POWER
           BENEFICIALLY
           OWNED BY EACH                     0 Shares
             REPORTING
              PERSON
               WITH

                                       -----------------------------------------
                                        6    SHARED VOTING POWER

                                             0 Shares
                                       -----------------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             0 Shares
                                       -----------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             0 Shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      0

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       0

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                             PN

--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP NO. 20670810                    13 G                  Page 6 of 13 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     William K. Bowes, Jr. ("Bowes")
     Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
             NUMBER OF
              SHARES                    5    SOLE VOTING POWER
           BENEFICIALLY
           OWNED BY EACH                     0 Shares
             REPORTING
              PERSON
               WITH

                                       -----------------------------------------
                                        6    SHARED VOTING POWER

                                             0 Shares
                                       -----------------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             0 Shares
                                       -----------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             0 Shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      0

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       0

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                             IN

--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP NO. 20670810                    13 G                  Page 7 of 13 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Irwin Federman ("Federman")
     Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
             NUMBER OF
              SHARES                    5    SOLE VOTING POWER
           BENEFICIALLY
           OWNED BY EACH                     0 Shares
             REPORTING
              PERSON
               WITH

                                       -----------------------------------------
                                        6    SHARED VOTING POWER

                                             0 Shares
                                       -----------------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             0 Shares
                                       -----------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             0 Shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      0

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       0

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                             IN

--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP NO. 20670810                    13 G                  Page 8 of 13 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Steven M. Krausz ("Krausz")
     Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
             NUMBER OF
              SHARES                    5    SOLE VOTING POWER
           BENEFICIALLY
           OWNED BY EACH                     0 Shares
             REPORTING
              PERSON
               WITH

                                       -----------------------------------------
                                        6    SHARED VOTING POWER

                                             0 Shares
                                       -----------------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             0 Shares
                                       -----------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             0 Shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      0

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       0

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                             IN

--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP NO. 20670810                    13 G                  Page 9 of 13 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Philip M. Young ("Young")
     Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
             NUMBER OF
              SHARES                    5    SOLE VOTING POWER
           BENEFICIALLY
           OWNED BY EACH                     0 Shares
             REPORTING
              PERSON
               WITH

                                       -----------------------------------------
                                        6    SHARED VOTING POWER

                                             0 Shares
                                       -----------------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             0 Shares
                                       -----------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             0 Shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      0

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       0

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                             IN

--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 10 of 13 Pages


This statement amends and restates the Statement on 13(G) filed by U.S. Venture Partners IV, L.P. ("USVP IV"), Second Ventures II, L.P. ("SV II"), USVP Entrepreneur Partners II, L.P. ("UEP II"), Presidio Management Group IV, L.P. ("PMG IV"), William K. Bowes, Jr. ("Bowes"), Irwin Federman ("Federman"), Steven
M. Krausz ("Krausz"), and Philip M. Young ("Young"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons".


ITEM 4.  OWNERSHIP:

         The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1999:

            (a)   Amount beneficially owned:

                  See Row 9 of cover page for each Reporting Person.

            (b)   Percent of Class:

                  See Row 11 of cover page for each Reporting Person.

            (c)   Number of shares as to which such person has:

                     (i)   Sole power to vote or to direct the vote:

                           See Row 5 of cover page for each Reporting Person.

                     (ii)  Shared power to vote or to direct the vote:

                           See Row 6 of cover page for each Reporting Person.

                     (iii) Sole power to  dispose  or to direct the  disposition of:

                           See Row 7 of cover page for each Reporting Person.

                     (iv) Shared power to dispose or to direct the disposition of:

                           See Row 8 of cover page for each Reporting Person.

                                                             Page 11 of 13 Pages


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:
         [X] Yes

                                                             Page 12 of 13 Pages


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 24, 2000


U.S. Venture Partners IV, L.P.                   _______________________________
By Presidio Management Group IV, L.P.            Signature
Its General Partner
                                                 Michael Maher
                                                 Chief Financial Officer/
                                                 Attorney-In-Fact


Second Ventures II, L.P.                         _______________________________
By Presidio Management Group IV, L.P.            Signature
Its General Partner
                                                 Michael Maher
                                                 Chief Financial Officer/
                                                 Attorney-In-Fact


USVP Entrepreneur Partners II, L.P.              _______________________________
By Presidio Management Group IV, L.P.            Signature
Its General Partner
                                                 Michael Maher
                                                 Chief Financial Officer/
                                                 Attorney-In-Fact


By Presidio Management Group IV, L.P.            _______________________________
A Delaware Limited Partnership                   Signature

                                                 Michael Maher
                                                 Chief Financial Officer/
                                                 Attorney-In-Fact


William K. Bowes, Jr.                            _______________________________
                                                 Michael Maher
                                                 Attorney-In-Fact

Irwin Federman                                   _______________________________
                                                 Michael Maher
                                                 Attorney-In-Fact

                                                             Page 13 of 13 Pages


Steven M. Krausz                                 _______________________________
                                                 Michael Maher
                                                 Attorney-In-Fact

Philip M. Young                                  _______________________________
                                                 Michael Maher
                                                 Attorney-In-Fact